SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

CARA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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April 24, 2019

Dear Stockholder:

It is my pleasure to invite you to attend Cara’s 2019 Annual Meeting of Stockholders on Tuesday, June 4, 2019, at Sheraton Stamford Hotel, 700 East Main Street, Stamford, CT 06901 at 11 A.M. Eastern Daylight Time.

This year we are again using the “Notice and Access” method of providing proxy materials to you via the internet. We believe that this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the costs of printing and distributing the proxy materials and conserve resources. On or about the date of this letter, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2018 annual report and vote via the internet. This Notice also contains instructions on how to receive a paper copy of the proxy materials and our 2018 annual report.

Both the Notice of Internet Availability of Proxy Materials that is being mailed and the Notice of Annual Meeting of Stockholders and proxy statement contained herein identify the items we plan to address at the Annual Meeting. You are encouraged to carefully review the proxy statement and attend the Annual Meeting in person.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you can cast your vote via the internet or by telephone, or, if you receive paper copies of the proxy materials, by completing the accompanying proxy and returning it in the prepaid envelope provided. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously submitted a proxy.

I look forward to seeing you on Tuesday, June 4, 2019.

Very truly yours,

Derek Chalmers. Ph.D., D.Sc.

President and Chief Executive Officer

CARA THERAPEUTICS, INC.

4 Stamford Plaza

107 Elm Street 9th Floor

Stamford, CT 06902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 4, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Cara Therapeutics, Inc., a Delaware corporation (“Cara,” “we,” “us,” “our” or the “Company”). The meeting will be held on Tuesday, June 4, 2019 at 11:00 A.M. Eastern Daylight Time at Sheraton Stamford Hotel, 700 East Main St, Stamford, CT 06901 for the following purposes:

1.	To elect the Board’s two nominees for director to serve until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.

To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

The record date for the Annual Meeting is Wednesday, April 17, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Tuesday, June 4, 2019 at 11:00 A.M. Eastern Daylight Time at Sheraton Stamford Hotel, 700 East Main Street, Stamford, CT 06901.

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

By Order of the Board of Directors

SCOTT M. TERRILLION

Corporate Secretary

Stamford, CT

April 24, 2019

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote by proxy over the telephone or through the internet as instructed in these materials, or by completing, dating, signing and returning the proxy that we may elect to mail to you, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Director Compensation	29

Securities Authorized for Issuance Under Equity Compensation Plans	31

Transactions with Related Persons	32

Householding of Proxy Materials	33

Other Matters	33

CARA THERAPEUTICS, INC.

4 Stamford Plaza

107 Elm Street 9th Floor

Stamford, CT 06902

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 4, 2019 at 11 A.M. Eastern Daylight Time

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Cara Therapeutics, Inc. (the “Company” or “Cara”) is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 24, 2019 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may elect to send you a proxy card, along with a second Notice of Internet Availability of Proxy Materials, after 10 calendar days have passed since our first mailing of the Notice.

How do I attend the Annual Meeting?

The meeting will be held on Tuesday, June 4, 2019 at 11 A.M. Eastern Daylight Time at Sheraton Stamford Hotel, 700 East Main Street, Stamford, CT 06901. Directions to the Annual Meeting may be found at http://www.sheratonstamford.com.

Information on how to vote in person at the Annual Meeting is discussed below.

Admission to the Annual Meeting will open at 10 A.M. Eastern Daylight Time. Seating will be limited. Each stockholder should be prepared to present:

1.	Valid government issued photo identification, such as a driver’s license or passport; and

2.

Beneficial stockholders holding their shares through a broker, bank, trustee, or other nominee will need to bring proof of beneficial ownership as of Wednesday, April 17, 2019, the record date, such as their most recent account statement reflecting their stock ownership prior to Wednesday, April 17, 2019, a copy of the voting instruction card provided by their broker, bank, trustee or other nominee, or similar evidence of ownership.

Stockholders who do not present the required information set forth above, may not be admitted to the Annual Meeting.

Photography, video and the use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting.

Please allow ample time for check-in. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons may be subject to search due to security reasons.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, Wednesday, April 17, 2019, will be entitled to vote at the Annual Meeting. On the record date, there were 39,738,846 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on the record date your shares were registered directly in your name with Cara’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, to ensure your vote is counted, we urge you to fill out and return the proxy card that you may request or that we may elect to deliver at a later time as described under the question titled “Will I receive any other proxy materials by mail?” above.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors to serve until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

•

Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

Regarding the nominees to the Board of Directors, you may either vote “For” both of the nominees or you may “Withhold” your vote for either nominee that you specify. Regarding ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019, you may either vote “For” or “Against” the proposal or you may “Abstain” from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, or you may vote by proxy (1) over the telephone, (2) through the internet or (3) by using a proxy card that you may request or that we may elect to deliver at a later time as described under the question titled “Will I receive any other proxy materials by mail?” above. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card that you have requested or that we have elected to deliver, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 P.M. Eastern Daylight Time on Monday, June 3, 2019 to be counted.

•

To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 P.M. Eastern Daylight Time on Monday, June 3, 2019 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Cara. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the record date, Wednesday, April 17, 2019.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted as the Board of Directors recommends, which is “For” Proposal 1 (election of the nominees for director to serve until the 2022 Annual Meeting of Stockholders), and “For” Proposal 2 (ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019). If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Cara’s Secretary at 4 Stamford Plaza, 107 Elm Street, 9th Floor, Stamford, CT 06902.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

•	Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be included in our Proxy Statement for the 2019 Annual Meeting of Stockholders, your proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, your proposal must be received in writing by our Secretary at 4 Stamford Plaza, 107 Elm Street, 9th Floor, Stamford, CT 06902 by Saturday, December 26, 2019, which is 120 calendar days before the anniversary date of our Proxy Statement release to stockholders for the 2019 Annual Meeting. If you wish to bring a matter before the Stockholders that is not included in next year’s proxy materials, you must notify our Secretary in writing at the address above no earlier than Wednesday, February 5, 2020 and no later than Friday, March 6, 2020, in accordance with our Bylaws. You are advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (1) with respect to Proposal 1, votes “For,” “Withhold” and broker non-votes, and (2) with respect to Proposal 2, votes “For,” “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine” under stock exchange rules, the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Only Proposal 2 (ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019) is considered a routine matter under applicable stock exchange rules, and without your instruction, your broker may vote your shares in its discretion. Proposal 1 (election of the nominees for director to serve until the 2022 Annual Meeting of Stockholders) is considered non-routine under applicable stock exchange rules, and without your instruction, your broker cannot vote your shares on this these matter. Please instruct your broker so your vote can be counted.

How many votes are needed to approve each proposal?

For Proposal 1, the director nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withhold” will affect the outcome. Broker non-votes will not be counted as having been voted on Proposal 1.

For Proposal 2, the matter must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What are the implications of being an “emerging growth company?”

Cara is an “emerging growth company,” as defined in Section 101(a)(19)(C) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, under SEC rules, we are not required to include a Compensation Discussion and Analysis section in this Proxy Statement, have elected to comply with reduced compensation disclosure requirements, as permitted under the JOBS Act, and are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements. We will cease to be an emerging growth company on December 31, 2019.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has five members. There are two directors in the class whose term of office expires in 2019. The nominees listed below currently serve on the Board. Each of the individuals listed below has been recommended for nomination to the Board by the Nominating and Corporate Governance Committee of the Board. If elected at the annual meeting, each of these nominees would serve until the 2022 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each of our directors is expected to attend the 2019 Annual Meeting of Stockholders, either in person or telephonically. All of the directors attended the 2018 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If either nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee may instead be voted for the election of a substitute nominee proposed by Cara. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that the nominees will be unable to serve.

Nominees for Election for a Three-Year Term Expiring at the 2022 Annual Meeting

Jeffrey L. Ives, Ph.D. Dr. Ives has served as a member of the Board since July 2014. Dr. Ives currently is a Venture Partner at New Leaf Venture Partners, healthcare technology venture firm, and a Principal at NeuroPharma Advisors, LLC., an advisory group focused on companies developing therapeutics for the CNS. Dr. Ives is also currently a director at private pharmaceutical and biotechnology companies, Astrocyte Pharmaceuticals Inc., Acumen Pharmaceuticals, Inc., Pinteon Therapeutics Inc. and Orthogonal Neurosciences, private. Previously, Dr. Ives served as the Chief Executive Officer of Satori Pharmaceuticals, Inc., a neurodegenerative disease company focused on discovery and development of breakthrough therapies for the treatment and prevention of Alzheimer’s disease from 2008 until 2013. Prior to Satori, Dr. Ives led the CNS, pain and oncology research teams at Pfizer for over two decades and, from 2001 to 2007, he served as a Senior Vice President leading the global Pharmacokinetics, Dynamics and Metabolism organization. Dr. Ives received his doctorate and master degrees from Yale University and received his bachelor of arts degree from Colgate University. His extensive experience leading research and drug development provides him with the qualifications to serve on the Board.

Christopher Posner. Mr. Posner has served as a member of the Board since August 2018. Mr. Posner has broad experience in commercial and marketing operations and product management at both large and specialty pharmaceutical companies, where he has focused on products for autoimmune, inflammatory and pain conditions, including Xeljanz® and Enbrel®. Since July 2017, he has been the Chief Executive Officer of LEO Pharma, Inc. US, a subsidiary of LEO Pharma A/S, a global healthcare company specializing in dermatology and critical care, including such conditions as psoriasis and atopic dermatitis. Prior to joining LEO, he was the Head of Worldwide Commercial Operations at R-Pharma-US, LLC, a specialty pharmaceutical company focused on oncology and chronic immune disorders, from 2014 until 2017. Previously, Mr. Posner held a variety of senior management positions in commercial and marketing operations at Bristol-Myers Squibb Company, Pfizer Inc., Wyeth Pharmaceuticals, Inc. and Endo Pharmaceuticals plc. Mr. Posner holds an M.B.A. from Fuqua School of Business, Duke University and a B.A. in Economics from Villanova University. Mr. Posner’s extensive experience in the pharmaceutical industry, including in commercial and marketing operations, provides him with the qualifications to serve on the Board.

Dr. Ives is a current member of the Board who was previously elected by our stockholders. Mr. Posner was appointed to the Board in August 2018, and was identified as a candidate for the Board by a third-party search firm and interviewed and recommended by Mr. Vogelbaum and Dr. Chalmers, based on his extensive executive-level experience in the pharmaceutical industry, particularly in the commercialization of novel pharmaceutical products.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEES.

Directors Continuing in Office Until the 2020 Annual Meeting

Derek Chalmers, Ph.D., D.Sc. Dr. Chalmers, one of our founders, has served as our President and Chief Executive Officer since September 2004 and has served as a member of the Board since July 2004. Dr. Chalmers has over 25 years’ experience in the biotechnology industry with increasing levels of corporate and business responsibilities. Prior to founding Cara, Dr. Chalmers co-founded Arena Pharmaceuticals, Inc. (Nasdaq: ARNA), a drug discovery and development company, and served as its Vice President and Executive Director from June 1997 until May 2004. Dr. Chalmers holds a D.Sc. and Ph.D. in Pharmacology from the University of Glasgow. Dr. Chalmers’ qualifications to sit on the Board include his leadership, executive, managerial and business experience, historical knowledge of our company and his background and experience in the biotechnology industry, including having been a founder of a prior biotechnology company.

Martin Vogelbaum. Mr. Vogelbaum has served as a member of the Board since July 2010. He currently serves as Managing Partner of Inning One Ventures, a life science venture capital fund. Previously, Mr. Vogelbaum served as Corporate Vice President, Business Development at Celgene Corporation from 2015 to 2017. Mr. Vogelbaum served as a partner of Rho Ventures from 2005 until 2015 and again from 2017 to 2018, where he focused on investments in biotechnology, biopharmaceuticals and medical devices. He has more than 25 years of experience investing in the life sciences sector, having been involved with companies at all stages of development, including co-founding more than a half dozen companies. Prior to his venture capital career, he was a research associate in the bone marrow transplantation unit at Memorial-Sloan Kettering Hospital, where he conducted research in graft-versus-host-disease. Mr. Vogelbaum previously served as a director of Inotek Pharmaceuticals Corporation (Nasdaq: ITEK) from 2010 to 2016 and NephroGenex, Inc. (Nasdaq: NRX) from 2013 to 2014. He currently serves on the Healthcare Advisory Board for the Partnership Fund for New York City as well as the Scientific Advisory Committee for Weill Cornell Medical College’s Daedalus Fund for Innovation. Mr. Vogelbaum received his A.B. in biology and history from Columbia University. Mr. Vogelbaum’s experience in the life sciences industry as a venture capitalist provides him with the qualifications and skills to serve on the Board.

Director Continuing in Office Until the 2021 Annual Meeting

Harrison M. Bains, Jr. Mr. Bains has served as a member of the Board since July 2014. Mr. Bains served in multiple roles at Bristol Myers Squibb Company, including Vice President, Treasurer and acting Chief Financial Officer from 1988 through his retirement in 2004. Mr. Bains’s career also includes serving as Senior Vice President of the Primary Industries group at Chase Manhattan Bank and 11 years with RJR Nabisco and two of its predecessor companies as Senior Vice President and Treasurer. He currently serves as a director and chair of the Audit Committee of the Mercer Funds, Inc., a registered investment company. He has served as a member of the board of trustees of the Park Avenue Armory since October 2007 and the Civil War Trust since September 2007, and previously served as a member of the board of trustees of the University of Redlands from October 1989 to May 2013, as a member of the board of directors of BG Medicine, Inc. from 2007 to 2015, and as a member of the board of directors of Bank of America Funds from 2010 to 2016. Mr. Bains earned an M.B.A from the University of California, Berkeley and a B.A. in economics from the University of Redlands. He also completed the Advanced Management Program at Harvard Business School. His extensive experience in the biotechnology industry provides him with the qualifications to serve on the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of the Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of the members of the Board, other than Dr. Chalmers, our President and Chief Executive Officer, are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of the independent directors had a material or other disqualifying relationship with the Company.

Board Leadership Structure

The Board has a Lead Independent Director, Mr. Vogelbaum, instead of a Chairperson. The Lead Independent Director has authority, among other things, to establish the agenda for meetings of the independent directors of the Board and to preside over meetings of the independent directors and any portions of the meetings of the Board evaluating the performance of the Board. Our management believes that having a Lead Independent Director creates an environment that is conducive to objective evaluation and independent oversight, thereby improving the effectiveness of the Board as a whole.

Role of the Board of Directors in Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee of the Board has the responsibility to consider and discuss, with management and the Company’s independent auditors, its major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the Company’s internal control over financial reporting and disclosure controls and procedures. The Nominating and Corporate Governance Committee of the Board monitors the effectiveness of our corporate governance guidelines, and periodically reviews, assesses and recommends any changes deemed appropriate. The Compensation Committee of the Board assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of the Board of Directors

The Board met in person or telephonically a total of seven times during the last fiscal year, all of which were regularly scheduled meetings. Each Board member attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which he served during 2018.

Information Regarding Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these standing committees has a written charter approved by the Board that reflects applicable standards and requirements adopted by the SEC and Nasdaq. A copy of each charter is available to stockholders on our website at www.caratherapeutics.com in the News & Investors section under Corporate Governance.

The following table provides membership of the Board committees as of April 17, 2019, as well as committee meeting information for our fiscal year ended December 31, 2018:

Name	Audit		Compensation		Nominating and Corporate Governance
Harrison M. Bains, Jr.	X	*
Jeffrey Ives, Ph.D.(1)			X		X
Christopher Posner(1)	X		X
Martin Vogelbaum	X		X	*	X	*

Total meetings during 2018(2)	4		3		0

*	Committee Chairperson
(1)

In 2018, Dr. Ives also served on the Audit Committee from January through August. Upon joining the Board in August 2018, Mr. Posner was appointed and replaced Dr. Ives as a member of the Audit Committee.

(2)	In 2018, the Compensation Committee also acted by unanimous written consent five times, and the Nominating and Corporate Governance Committee acted by unanimous written consent once.

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. The committees periodically review their charters and assess their own performance. In addition, the Nominating and Corporate Governance Committee periodically reviews the performance of the Board, including Board committees, and management, and makes recommendations to the Board and management, as applicable, for areas of improvement as it deems appropriate.

Audit Committee

The Audit Committee is composed of three directors: Mr. Bains (Chair), Mr. Posner and Mr. Vogelbaum. The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee of the Board are independent, as defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and Rule 10A-3 of the Exchange Act, and that each such member meets the financial literacy requirements of Nasdaq.

The Board has also determined that Mr. Bains qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Bains’ level of knowledge and experience based on a number of factors, including his formal education and experience as acting chief financial officer for a public reporting company.

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting, the objectivity of the Company’s financial reporting and the Company’s accounting policies and practices; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed with management of the Company the audited financial statements of the Company for the fiscal year ended December 31, 2018. The Audit Committee has also reviewed and discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited financial statements and the audit results. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP the accounting firm’s independence. Upon completing these activities, the Audit Committee concluded that Ernst & Young LLP is independent from Cara and its management.

Based on the foregoing, the Audit Committee has recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Harrison M. Bains, Jr. (Chair)

Christopher Posner.

Martin Vogelbaum

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of three directors: Mr. Vogelbaum (Chair), Dr. Ives and Mr. Posner. All members of the Compensation Committee of the Board are independent, as defined in Rule 5605(d)(2) of the Nasdaq listing standards, are non-employee directors as defined in Rule 16b-3 under the Exchange Act and are outside directors, as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee of the Board acts on behalf of the Board to review, approve and oversee the Company’s compensation strategy, policies, plans and programs, including:

•

establishment of corporate and individual performance objectives relevant to the compensation, including incentive-based and equity-based compensation, of the Company’s Chief Executive Officer and evaluation of performance in light of these stated objectives;

•	review and approval of the corporate and individual performance objectives of the Company’s other executive officers;

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer;

•	setting the compensation of the Company’s other executive officers and directors based in part on recommendations of the chief executive officer;

•	administration of the Company’s equity compensation plans, 401(k) plan, and other similar plans and programs;

•

preparing a compensation committee report on executive compensation as may be required from time to time to be included in the Company’s annual proxy statements or annual reports on Form 10-K filed with the SEC; and

•

reviewing and discussing with management the Company’s Compensation Discussion and Analysis that the Company may be required from time to time to include in proxy statements and other SEC filings and considers whether to recommend that it be included in such filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least annually and with greater frequency as necessary. The Compensation Committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration certain factors prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Radford as compensation consultants. The Compensation Committee requested that Radford:

•	review the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining the Company’s compensation strategy and in developing and implementing executive and director compensation programs to execute that strategy.

As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration.

Historically, the Compensation Committee has determined most bonus awards and established new performance objectives at one or more meetings held during the first quarter of the year and has made significant adjustments to annual compensation and equity awards periodically, as events warrant. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, periodically throughout the year.

Generally, the Compensation Committee’s executive compensation process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, if any, including analyses of executive and director compensation paid at other companies identified by the consultant.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of two directors: Mr. Vogelbaum (Chair) and Dr. Ives, each of whom is independent, as defined in Rule 5605(a)(2) of the Nasdaq listing standards.

The Nominating and Corporate Governance Committee of the Board is responsible for assessing the need for new directors, identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors’ performance, participation and qualifications, recommending to the Board candidates for selection to the Board, making recommendations to the Board regarding the membership of the committees of the Board, monitoring the quality of the relationship between management and the Board, annually assessing the performance of the Board, and developing and monitoring a set of corporate governance principles for the Company.

Director Nomination Process

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age, having the highest professional and personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s self-evaluation, conducted annually. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

Although Cara has not adopted a formal diversity policy applicable to the Board or any other level of our organization, we are proud of the diversity present at the senior-most ranks of Company management, in which three of our five executive officers are women. In evaluating the composition of the Board and new director candidates, the Nominating and Corporate Governance Committee typically considers diversity, age, skills, such as an understanding of the biotechnology and pharmaceuticals industries, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In connection with its most recent assessment of the Board composition, the Nominating and Corporate Governance Committee identified, as one of its top priorities, the desire to recruit a new director who not only provides a valuable skillset to the Board, but will also contribute to gender diversity at the Board level, to build upon the gender diversity present in the Company’s senior management ranks.

The Nominating and Corporate Governance Committee is committed to identifying a qualified female candidates for its Board. In furtherance of this commitment, the Nominating and Corporate Governance Committee will seek to include female candidates in the initial list of candidates from which it will select prospective director candidates in each future director search, and will require that any search firm it may engage to assist with a director search do the same.

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for director candidates. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Cara Therapeutics, Inc., 4 Stamford Plaza, 107 Elm Street, 9th Floor, Stamford, CT 06902, Attention: Board of Directors, at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name, age and address of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Stockholder Communications with the Board of Directors

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on our website at www.caratherapeutics.com in the News & Investors section under Corporate Governance.

Code of Ethics and Business Conduct

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.caratherapeutics.com in the News & Investors section under Corporate Governance. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on its website.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.caratherapeutics.com in the News & Investors section under Corporate Governance.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. In 2006, Ernst & Young LLP first audited the Company’s financial statements, which included the financial statements for the period from May 2004 (inception) to December 31, 2004 and the year ended December 31, 2005. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted towards the vote total, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total.

Independent Registered Public Accounting Firm’s Fees

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2018 and 2017, by Ernst & Young LLP, the Company’s principal accountant:

	Year Ended December 31,
	2018	2017
	(in thousands)
Audit fees (a)	$361	$348
Audit-related fees (b)	35	15
Tax fees	—	—
All other fees	—	—

Total	$396	$363

(a)

Audit fees for the years ended December 31, 2018 and 2017 consist of the aggregate fees billed for professional services rendered for (i) the audit of our Annual Report on Form 10-K for that year; (ii) the review of our Quarterly Reports on Form 10-Q for each of the first three quarters of that year; (iii) accounting consultations. For the year ended December 31, 2017, audit fees also included procedures in connection with the filing of Form S-3 with the Securities and Exchange Commission for our follow-on offering of our common stock. See “Equity Compensation Plan Compensation” below.

(b)

Audit-related fees for the year ended December 31, 2018 include fees billed for review of the accounting for the VFMCRP license agreement. Audit-related fees for the year ended December 31, 2017 include fees billed for review of the preparation and disclosure of our adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

All fees described above for the years ended December 31, 2018 and 2017 were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS AND DIRECTORS OF CARA

Executive Officers

The following table sets forth certain information with respect to our executive officers as of April 17, 2019:

Name	Age	Position(s)
Derek Chalmers, Ph.D., D.Sc.	55	President, Chief Executive Officer and Director
Mani Mohindru, Ph.D.	47	Chief Financial Officer and Chief Strategy Officer
Frederique Menzaghi, Ph.D.	52	Senior Vice President – Research and Development
Joana Goncalves, M.D.	45	Chief Medical Officer
Scott M. Terrillion	56	General Counsel, Secretary and Chief Compliance Officer

Derek Chalmers, Ph.D., D.Sc. Biographical information for our President, Chief Executive Officer and director, Dr. Chalmers, is included above with the director biographies under the caption “Directors Continuing in Office Until the 2020 Annual Meeting” and is incorporated by reference herein.

Mani Mohindru, Ph.D. Dr. Mohindru has served as our Chief Financial Officer and Chief Strategy Officer since August 2017. Prior to joining Cara, Dr. Mohindru served as Senior Vice President and Chief Strategy Officer at Curis, Inc., a biotechnology company, from March 2016 to July 2017. From April 2015 to February 2016, Dr. Mohindru served as Senior Vice President of Corporate Strategy and Investor Relations and from June 2013 to March 2015, Dr. Mohindru served as Vice President of Corporate Strategy and Investor Relations, each at Curis, Inc. From October 2012 to March 2016, Dr. Mohindru was the co-founder of ImmTox, Inc., a biotechnology company. From June 2011 to September 2012, Dr. Mohindru was a Senior Biotechnology Analyst at ThinkEquity, LLC, a research and investment banking firm. Previously, from June 2009 to May 2011, Dr. Mohindru was a Partner at Axon Healthcare Company, a strategic pharmaceutical and biotechnology consultancy firm that she co-founded. Dr. Mohindru was also a Managing Director at Capstone Investments in its investment banking division, a Vice President at Credit Suisse, and an Associate Research Analyst at global financial services firm, UBS. Dr. Mohindru completed her Ph.D. in Neurosciences at Northwestern University and she received both her B.S. in Human Biology and Masters in Biotechnology from the All India Institute of Medical Sciences, New Delhi, India.

Frédérique Menzaghi, Ph.D. Dr. Menzaghi, one of our founders, has led our preclinical research and pruritic clinical program since 2004. Since 2017, she has served as our Senior Vice President, Research and Development and was promoted to Chief Scientific Officer on March 6, 2019. Dr. Menzaghi has over 25 years of drug development and management experience in biotechnology in the field of ion channels and G protein-coupled receptors. Her expertise ranges from exploratory non-clinical research through clinical development. From 2003 to 2004, she served as Vice President, Pharmacology and Business Development at Psychogenics Inc., a preclinical contract research organization. From 1999 to 2003, she was the Research Director of In Vivo Pharmacology at Arena Pharmaceuticals, Inc. (Nasdaq: ARNA), leading a multidisciplinary research team. Prior to that, Dr. Menzaghi established and directed a preclinical research laboratory at SIBIA Neurosciences (acquired by Merck). Her research expertise ranged from the development of small molecules to small peptides. She has extensive experience with corporate partnering with large U.S. and Asian pharmaceutical companies including Eli Lilly, Merck and J&J. Dr. Menzaghi received her Ph.D. in Neurosciences from the University of Louis Pasteur, Strasbourg, France and her M.Sc. in clinical psychology from the University of Nancy, France, after which she conducted her post-doctoral research at the Scripps Research Institute, San Diego, California. She has over 55 peer-reviewed publications and book chapters, 100 international meeting presentations and is listed as an inventor on numerous patents.

Joana Goncalves, M.D. Dr. Goncalves has served as our Chief Medical Officer since October 2018. Prior to joining Cara, Dr. Goncalves worked at Celgene Corporation from April 2014 to October 2018, where she most recently served as Vice President, Medical Affairs for Dermatology and Neurology and was instrumental in planning and executing medical support activities for a number of programs, including OTEZLA® for psoriasis. Previously, Dr. Goncalves held the position of Vice President, Medical Strategy and Scientific Affairs at LEO Pharma Inc., the U.S.

subsidiary of LEO Pharma A/S, a global healthcare company specializing in dermatology and critical care, from February 2012 to April 2014. She began her pharmaceutical career at Novartis Pharmaceuticals, working on a range of products across various therapeutic areas from 2001 to 2012. Dr. Goncalves received her M.D. from the University of Cape Town, South Africa.

Scott M. Terrillion. Mr. Terrillion has served as our General Counsel, Secretary and Chief Compliance Officer since November 2016. Mr. Terrillion brings over 20 years of diverse pharmaceutical industry experience from varying legal and business roles in the public, private and not-for-profit sectors. Mr. Terrillion spent 15 years at Boehringer Ingelheim Pharmaceuticals, Inc., a research-driven pharmaceutical company, where he served as Vice President, Associate General Counsel. At Boehringer, Mr. Terrillion built and led the legal team supporting the global company’s U.S. human pharmaceutical business during a period of rapid, industry-leading growth. Mr. Terrillion also spent two years at Mesoblast, Inc., a publicly traded emerging biotech, as the company’s Vice President, Associate General Counsel and Head of Compliance. Mr. Terrillion began his legal career at Nixon, Hargrave, Devans & Doyle (now Nixon Peabody LLP), a large general practice law firm, where he was an associate in the Health Care and Technology/Intellectual Property Practice groups. A licensed pharmacist, Mr. Terrillion began his professional career as a community pharmacist and later served as Director of Pharmacy for Preferred Care, Inc., an HMO insurance provider. Mr. Terrillion received his B.S. in Pharmacy from the Albany College of Pharmacy and Health Sciences, where he serves on the Board of Trustees, and a Juris Doctor, magna cum laude, from Albany Law School. He is a member of the New York bar and authorized house counsel in Connecticut.

Non-Employee Directors

The following table sets forth certain information with respect to our non-employee directors as of April 17, 2019:

Name	Age	Position
Martin Vogelbaum	55	Director
Harrison M. Bains, Jr.	75	Director
Jeffrey Ives, Ph.D.	68	Director
Christopher Posner	49	Director

Biographical information for each of our non-employee directors is included above under the section titled “Proposal 1—Election of Directors” and is incorporated by reference herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 17, 2019 by: (1) each director; (2) each of the individuals named in the section “Compensation of Named Executive Officers—2018 Summary Compensation Table”; (3) all of our current executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than 5% of our common stock.

Name of beneficial owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% stockholders:
Rho Ventures VI, LP (1)	3,568,057	9.0%
Blackrock, Inc. (2)	2,800,605	7.0
T. Rowe Price (3)	2,415,491	6.1
State Street Corporation (4)	2,123,225	5.3
Directors and named executive officers:
Derek Chalmers, Ph.D., D.Sc. (5)	1,539,421	3.8
Joana Goncalves, M.D.	—	*
Frédérique Menzaghi, Ph.D (6)	343,845	*
Joseph Stauffer, D.O. (7)	182,706	*
Martin Vogelbaum (8)	81,500	*
Harrison M. Bains, Jr. (8)	81,500	*
Jeffrey Ives, Ph.D. (8)	81,500	*
Christopher Posner	—	*
All current executive officers and directors as a group (9 persons) (9)	2,378,791	5.8%

*	Less than 1%.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 39,738,846 shares outstanding on April 17, 2019. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we have deemed outstanding shares of common stock subject to options held by that person that are exercisable within 60 days after April 17, 2019. We have not deemed these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Cara Therapeutics, Inc., 4 Stamford Plaza, 107 Elm Street, Stamford, Connecticut 06902.

(1)

Based solely on Schedule 13G filed on February 9, 2018 by Rho Ventures VI, L.P. The general partner of Rho Ventures VI, L.P. (“RV VI”) is RMV VI, L.L.C., a Delaware limited liability company, and the managing member of RMV VI, L.L.C. is Rho Capital Partners LLC, a Delaware limited liability company (“RCP LLC”). Each of Habib Kairouz, Mark Leschly and Joshua Ruch is a managing member of RCP LLC, and in their capacity as such may be deemed to exercise voting and investment power over the shares held by the Rho Funds. Martin Vogelbaum is one of our directors and is a non-managing member of RMV VI, L.L.C. The address of Rho Capital Partners, LLC, RMV VI, L.L.C. and RV VI is 152 West 57th Street, 23rd Floor, New York, NY 10019.

(2)

Based solely on Schedule 13G filed by BlackRock, Inc. on February 4, 2019. BlackRock, Inc. has sole voting power as to 2,733,548 of the shares and sole dispositive power as to all of the shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Based solely on Schedule 13G filed by T. Rowe Price Associates, Inc. on February 14, 2019. T. Rowe Price Associates, Inc. has sole voting power as to 323,875 of the shares and sole dispositive power as to all of the shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(4)

Based solely on Schedule 13G filed by State Street Corporation on February 14, 2019. State Street Corporation has shared voting power as to 2,029,043 of the shares and shared dispositive power as to all of the shares. The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(5)	Consists of 943,996 shares held directly by Dr. Chalmers and 595,425 shares of common stock underlying options that are vested and exercisable within 60 days of April 17, 2019.

(6)	Consists of 122,779 shares held directly by Dr. Menzaghi and 221,066 shares of common stock underlying options that are vested and exercisable within 60 days of April 17, 2019.

(7)	Consists of 9,079 shares of common stock held directly by Dr. Stauffer and 173,627 shares of common stock underlying options that are vested and exercisable within 60 days of April 17, 2019.

(8)	Consists of 81,500 shares of common stock underlying options that are vested and exercisable within 60 days of April 17, 2019.

(9)

Consists of the shares listed in footnotes (5), (6) and (8); also includes (i) 8,026 shares held directly by Mani Mohindru, Ph.D., our Chief Financial Officer and 133,020 shares of common stock underlying options held by Dr. Mohindru that are vested and exercisable within 60 days of April 17, 2019 and (ii) 6,386 shares held directly by Scott Terrillion, our General Counsel, Secretary and Chief Compliance Officer, and 103,593 shares of common stock underlying options held by Mr. Terrillion that are vested and exercisable within 60 days of April 17, 2019.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Cara is an “emerging growth company,” as defined in Section 101(a)(19)(C) of the JOBS Act. As an emerging growth company, under SEC rules, Cara is not required to include a Compensation Discussion and Analysis section in this Proxy Statement and has elected to comply with reduced compensation disclosure requirements, as permitted under the JOBS Act.

2018 Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2018, 2017 and 2016, compensation awarded to or paid to, or earned by, our Chief Executive Officer, our two other most highly compensated executive officers at December 31, 2018 and our former Chief Medical Officer. We refer to these individuals as our Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total Compensation
Derek Chalmers, Ph.D., D.Sc. (6)	2018	$542,100	$—	$—	$1,997,623	$238,524	$10,799	$2,789,046
President and Chief Executive Officer	2017	526,300	—	—	2,753,848	233,400	8,100	$3,521,648
	2016	511,000	—	—	736,837	204,400	7,950	1,460,187

Joana Goncalves, M.D. (7)	2018	82,639	60,000	—	3,560,536	32,603	413	3,736,191
Chief Medical Officer

Frédérique Menzaghi, Ph.D.	2018	400,000	—	—	615,428	212,000	10,799	1,238,227
Chief Scientific Officer and Senior	2017	379,935	—	—	917,949	200,000	8,100	1,505,984
Vice President, R&D	2016	357,000	—	—	246,878	168,682	7,950	780,510

Joseph Stauffer, D.O. (8)	2018	368,900	141,895	—	615,428	—	567,627	1,693,850
Former Chief Medical Officer	2017	426,000	—	—	917,949	170,400	8,875	1,523,224
	2016	414,000	—	—	250,676	223,560	8,199	896,435

(1)	The amount disclosed in this column represent a one-time bonus, payable on the first regularly scheduled payroll date following the executive officer’s start date.
(2)

In accordance with SEC rules, these amounts reflect the grant date fair values of the restricted stock units, or RSUs, granted to each of Drs. Chalmers, Menzaghi and Stauffer in 2018, calculated in accordance with ASC Topic 718 for stock-based compensation transactions, based on the probable outcome of the vesting conditions of these RSUs as of the grant date. Each RSU represented the contingent right to receive one share of our common stock upon the achievement of certain performance targets through the first quarter of 2019, subject to the recipient’s continuous service through the vesting events. As of the grant date, the performance vesting condition was considered not probable of occurring and, as a result, the grant date fair value of the RSUs, for purposes of this table, is $0. Assuming that the performance vesting condition of these RSUs was met as of the grant date, the value of these RSUs would have been $772,446 for Dr. Chalmers and $238,054 for each of Drs. Menzaghi and Stauffer. The performance vesting condition for these RSUs was met in December 2018, and the actual value of these RSUs upon vesting in full was $495,344 for Dr. Chalmers and $152,656 for each of Drs. Menzaghi and Stauffer. See Note 13 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for a further description of our valuation methodology for equity awards.

(3)

The amounts disclosed in this column are the fair value on the grant date of each award granted under our 2014 Plan, computed in accordance with ASC 718, using the valuation methodology for equity awards set forth in Note 13 of our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. All of the options awards reported in the table above were granted under our 2014 Plan and have a term of ten years from the date of grant. Stock options granted to officers and employees in 2018, 2017 and 2016, who had previously been granted stock options, vest monthly over a four-year period from the grant date. The initial grant of stock options to officers and employees vests 25% after the first year and ratably thereafter during the following 36 months.

(4)

The amounts disclosed in this column represent the annual cash incentive bonus earned by the named executive officer for services performed in 2018, 2017 and 2016. The 2018 annual incentive bonus was paid in March 2019. The 2017 annual incentive bonus was paid in February 2018. The 2016 annual incentive bonus was paid in March 2017. The annual cash incentive bonus for each executive officer is based on the Board’s assessment of each such officer’s individual performance and our overall performance against objectives determined by the Board and communicated to such officer. For the fiscal years ended December 31, 2018, 2017 and 2016, the annual cash incentive bonuses were based on our achievement of clinical, regulatory, financial and operational objectives. See “-Executive Employment Arrangements and Potential Payments upon Termination or Change in Control” below for additional information regarding assigned bonus targets, expressed as a percentage of each executive officer’s base salary.

(5)

All other compensation for 2017 and 2016 includes $8,100 and $7,950, respectively, for 401(k) Employee Benefit Plan contributions we made to the account of each of Drs. Chalmers, Menzaghi and Stauffer under the ERISA Safe Harbor Rules, representing the same percentage of salary as contributed to all employee accounts, up to a maximum amount of salary. For 2017 and 2016, all other compensation also includes $775 and $249 for tax gross-ups for Dr. Stauffer related to hotel accommodations close to our headquarters for 2017 and 2016. For our named executive officers other than Dr. Stauffer, this column also includes the following for 2018: (i) $8,250 for 401(k) Employee Benefit Plan contributions we made to the account of each of Drs. Chalmers and Menzaghi under the ERISA Safe Harbor Rules; (ii) $1,800 for parking for each of Dr. Chalmers and Dr. Menzaghi; (iii) $300 for parking for Dr. Goncalves; (iv) $749 for life insurance payments for each of Dr. Chalmers and Dr. Menzaghi; and (v) $113 for life insurance payments for Dr. Goncalves.

(6)	Dr. Chalmers is also a member of the Board but does not receive any additional compensation in his capacity as a director.
(7)

Dr. Goncalves joined Cara on October 22, 2018. For the year ended December 31, 2018, the amounts reported as salary and non-equity incentive plan compensation, represents Dr. Goncalves’s base salary paid from October 22, 2018 to December 31, 2018 and her prorated annual cash incentive bonus.

(8)

Dr. Stauffer served as our Chief Medical Officer until October 22, 2018 (the “Separation Date”). Salary reported for Dr. Stauffer for 2018 represents his salary earned through the Separation Date. Bonus reported for Dr. Stauffer for 2018 represents the prorated amount of his 2018 target bonus, which was payable pursuant to the Separation and Consulting Agreement we entered into with Dr. Stauffer as of the Separation Date. All other compensation for Dr. Stauffer for 2018 includes: (i) the intrinsic value of stock options for which vesting was accelerated to the Separation Date in the amount of $465,432; (ii) $85,000 of consulting fees payable to Dr. Stauffer for services provided to us from the Separation Date through December 31, 2018; (iii) $5,968 of COBRA insurance premium reimbursements; (iv) $8,250 for 401(k) Employee Benefit Plan contributions we made to the account of Dr. Stauffer under the ERISA Safe Harbor Rules; (v) $1,500 for parking; (vi) $624 for life insurance payments and (vii) $853 for tax gross-ups for Dr. Stauffer related to hotel accommodations close to our headquarters for 2018.

Outstanding Equity Awards at December 31, 2018

The following table shows certain information regarding outstanding equity awards held by our Named Executive Officers at December 31, 2018.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date
Derek Chalmers, Ph.D., D.Sc.	80,000	—	(1)	$11.00	1/30/2024
President and Chief Executive Officer	158,125	6,875	(2)	10.82	6/15/2025
	130,375	60,625	(2)	6.00	3/30/2026
	98,437	126,563	(2)	17.41	3/8/2027
	35,156	152,344	(2)	14.39	3/9/2028

Joana Goncalves, M.D.	—	250,000	(1)	19.27	10/22/2028
Chief Medical Officer

Frédérique Menzaghi, Ph.D.	40,000	—	(1)	11.00	1/30/2024
Chief Scientific Officer and Senior Vice President, R&D	57,500	2,500	(2)	10.82	6/15/2025
	44,687	20,313	(2)	6.00	3/30/2026
	32,812	42,188	(2)	17.41	3/8/2027
	10,828	46,922	(2)	14.39	3/9/2028

Joseph Stauffer, D.O.	180,000	—		8.74	12/1/2024	(4)
Former Chief Medical Officer	66,000	—		6.00	3/30/2026	(4)
	64,008	10,992	(3)	17.41	3/8/2027	(4)
	10,827	46,923	(3)	14.39	3/9/2028	(4)

(1)

Shares underlying these stock options vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of grant, with the remainder vesting in equal monthly installments over the 36 months thereafter.

(2)	Shares underlying these stock options vest monthly over a four-year period from the grant date.

(3)

The exercisable shares give effect to the acceleration of vesting of certain stock options in connection with Dr. Stauffer’s separation as our Chief Medical Officer during 2018. The remaining unvested shares underlying these options continue vesting during the term of Dr. Stauffer’s consulting agreement with us, which we expect will end on July 22, 2019, in accordance with the original vesting terms of the award, with 1/48th of the total shares subject to each grant vesting on a monthly basis through the termination of Dr. Stauffer’s consulting term. See “—Executive Employment Arrangements and Potential Payments upon Termination or Change in Control-Separation With Dr. Stauffer.”

(4)

Based on the term of Dr. Stauffer’s consulting agreement, it is expected that these awards will expire on October  22, 2019, three months after the expected conclusion of his consulting term, if not previously exercised.

Executive Employment Arrangements and Potential Payments upon Termination or Change in Control

We have entered into employment agreements with each of Drs. Chalmers, Goncalves and Menzaghi. Under these employment agreements, the executive officers’ respective initial annual salaries and target annual bonuses are subject to review and adjustment from time to time by the Board in its sole discretion.

For the year ended December 31, 2018, our Named Executive Officers’ respective annual salaries and target annual bonuses were:

Executive Officer	2018 Base Salary	Target Bonus (as a % of Base Salary)
Dr. Chalmers	$542,100	55%
Dr. Goncalves	425,000	40
Dr. Menzaghi	400,000	40
Dr. Stauffer	439,200	40

Under these employment agreements, each executive officer is eligible for severance benefits in specified circumstances. Under the terms of the agreements, upon execution and effectiveness of a general release of claims, each executive officer will be entitled to severance payments if we terminate his or her employment without cause, or in the case of Dr. Chalmers, the employee terminates employment with us for good reason. The following definitions have been adopted in these employment agreements:

•

“cause” means that we have determined in our sole discretion that any of the following occurred: (a) the executive officer’s commission of a felony; (b) the executive officer’s act or omission constituting dishonesty, fraud, immoral, or disreputable conduct that causes material harm to us; (c) the executive officer’s violation of a company policy that causes material harm to us; (d) the executive officer’s material breach of the employment agreement, or of any provision of any other agreement between the executive officer and us which, if curable, is not cured within 30 days after notice thereof is given to the executive officer, or (e) the executive officer’s breach of fiduciary duty;

•

“good reason” means any of the following without the executive officer’s prior written consent: (a) the assignment to the executive officer of duties or responsibilities that would result in the material diminution of the executive officer’s then-current position, with the exception of certain situations involving the acquisition of us; (b) a reduction of the executive officer’s annual base salary by greater than 30%, except in a situation in which the base salaries of other similarly situated employees are accordingly reduced; or (c) any request that the executive officer relocate to a new principal base of operations that would increase the executive officer’s one-way commute distance by more than 100 miles, unless the executive officer accepts the relocation opportunity; and

•

“change in control” means any of the following: (a) any person becomes the owner, directly or indirectly, of securities representing more than 50% of our combined voting power other than through a merger, consolidation or similar transaction, subject to specified exceptions; (b) a merger or consolidation, unless the holders of our outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing more than 50% of our voting power or other entity surviving such transaction, subject to specified exceptions; (c) a sale, lease, exclusive license or other disposition of all or substantially all of our assets, other than the transfer of our assets to an entity of which our stockholders own more than 50% of the voting power, subject to specified exceptions; or (d) the directors at the time of our initial public offering, or the incumbent board, cease to constitute at least a majority of the Board, provided, that new directors that are approved or recommended by the majority of the incumbent board will be considered to be a member of the incumbent board for this purpose.

The following table summarizes the schedule of severance payments and acceleration of unvested equity awards our Named Executive Officers would receive in the event of a qualifying termination:

Scenario and Executive	Salary (1)	Payment of Employer Health Insurance Continuation (1)	Bonus (1)	Acceleration of Unvested Equity Awards
Other Than Within 12 Months Following a Change in Control:
Dr. Chalmers	12 months	12 months	Prorated Target Bonus	None
Dr. Goncalves	9 months	9 months	50% of Target Bonus	None
Dr. Menzaghi	6 months	6 months	Prorated Target Bonus	None
Within 12 Months Following a Change in Control:
Dr. Chalmers	12 months	12 months	Prorated Target Bonus	100% Acceleration (2)
Dr. Goncalves	9 months	9 months	50% of Target Bonus	50%-100% Acceleration (3)
Dr. Menzaghi	6 months	6 months	Prorated Target Bonus	100% Acceleration (2)

(1)

Subject to the execution of a general release by the relevant executive officer, on the 60th day following termination without cause or, in the case of Dr. Chalmers, resignation for good reason, we will pay such payments relating to base salary, target bonus and health insurance premiums in a lump sum that this executive officer would have received on or prior to such date under the original schedule (less applicable withholdings and deductions), with the balance of such payments being paid as originally scheduled.

(2)	The executive officer will receive accelerated vesting of 100% of his or her then unvested equity awards, if any, upon a qualifying termination that occurs within 12 months of the change in control.
(3)

The executive officer will receive accelerated vesting of (a) 50% of her then unvested equity awards, if any, upon a qualifying termination that occurs within six months following the change in control and (b) 100% of her then unvested equity awards, if any, upon a qualifying termination that occurs between six and twelve months of the change in control.

Separation With Dr. Stauffer

We entered into a Separation and Consulting Agreement with Dr. Stauffer, effective October 22, 2018, in connection with his separation as Chief Medical Officer. Pursuant to the terms of our separation with Dr. Stauffer, he received a prorated target bonus for 2018 and accelerated vesting of 63,446 stock options (representing 50% of his outstanding unvested stock options as of October 22, 2018). We also engaged Dr. Stauffer as a consultant for a nine-month period, during which he is providing consulting services related to our programs in postoperative pain and PONV in return for a consulting fee of $36,600 per month. Pursuant to our separation agreement with Dr. Stauffer, we also agreed to reimburse COBRA insurance premium payments made by Dr. Stauffer for up to nine months.

401(k) Plan

We maintain the Cara Therapeutics Savings and Retirement 401(k) Plan, or the 401(k) Plan, a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. All employees over the age of 21 are eligible to participate in the plan at the beginning of the calendar quarter after three consecutive months of service. Employees are able to defer a portion of their pay into the plan on the first day of the quarter on or after the day all age and service requirements have been met. All eligible employees receive an employer contribution equal to 3% of their salary up to the annual Internal Revenue Code limit. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Contributions that we may make are subject to a vesting schedule; employees are immediately and fully vested in their contributions. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan and all contributions are deductible by us when made.

Indemnification Agreements with Executive Officers and Directors

Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	transaction from which the directors derived an improper personal benefit.

Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. These limitations also do not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our amended and restated bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a directors’ and officers’ liability insurance policy.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

DIRECTOR COMPENSATION

The following table shows certain information with respect to the compensation of all of our non-employee directors for the fiscal year ended December 31, 2018:

Director	Fees paid in cash (1)	Option awards (2)	Total
Martin Vogelbaum	$108,000	$224,261	$332,261
Harrison M. Bains, Jr.	60,000	224,261	284,261
Jeffrey Ives, Ph.D.	57,000	224,261	281,261
Christopher Posner (3)	24,000	470,289	494,289
Dean Slagel (4)	10,000	—	10,000

(1)	This column includes the annual fees paid to all non-employee directors for their service on the Board as well as for their committee membership and chairmanship.
(2)

The amounts disclosed in this column represent the aggregate grant date fair value of the stock options granted, computed in accordance with FASB ASC Topic 718, using the valuation methodology for equity awards set forth in Note 13 of our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The options granted to Mr. Vogelbaum, Mr. Bains and Dr. Ives have an exercise price per share of $16.07 and were granted on June 6, 2018 in connection with our 2018 Annual Meeting of Stockholders. The options granted to Mr. Posner have an exercise price of $17.94 and were granted on August 2, 2018 in connection with his appointment to the Board.

(3)	Mr. Posner was appointed to the Board, effective August 2, 2018.
(4)	Mr. Slagel resigned from the Board, effective March 7, 2018.

The options for Mr. Vogelbaum, Mr. Bains and Dr. Ives described in the table above vest on the one-year anniversary of the grant date, subject to the director’s continued service as a director through such date. The options for Mr. Posner described in the table above vest over a three-year period in equal installments from the date of the grant, subject to Mr. Posner’s continued service as a director through each such vesting date. As of December 31, 2018, options to purchase 81,500 shares of common stock were held by Mr. Vogelbaum, Mr. Bains and Dr. Ives, of which 63,500 underlying shares were vested and immediately exercisable, and an option to purchase 35,000 shares of common stock was held by Mr. Posner, of which none of the underlying shares were vested or immediately exercisable.

Directors who are also full-time officers or employees of Cara do not receive any additional compensation for serving as directors. Therefore, Dr. Chalmers, our Chief Executive Officer and one of our directors, does not receive any additional compensation for his service as a director. Dr. Chalmers’ compensation as an executive officer is set forth above under “2018 Summary Compensation Table.”

The Board has adopted a non-employee director compensation policy. Under our director compensation policy, we will pay each of our non-employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the Board. The retainers paid during 2018 to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member were as follows:

	Member Annual Service Retainer	Chairman Additional Annual Service Retainer
Board of Directors	$40,000	$35,000	(1)
Audit Committee	10,000	10,000
Compensation Committee	7,500	7,500
Nominating and Corporate Governance Committee	4,000	4,000

(1)

During the year ended December 31, 2018, the Board had a Lead Independent Director rather than a Chairman. For the year ended December 31, 2018, the Lead Independent Director received an additional retainer of $35,000.

We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending the Board and committee meetings. In addition, under our director compensation policy, upon initial election to the Board, each non-employee director will receive an option to purchase 35,000 shares with an exercise price equal to the fair market value of our common stock on the date of grant. Such option vests over three years in equal annual installments, subject to the director’s continued service as a director through each such vesting date. Further, on the date of each annual meeting of stockholders, each non-employee director that continues to serve as a non-employee member on the Board will receive an option to purchase 18,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Such option will vest on the earlier of the first-year anniversary of the date of grant and our next annual meeting of stockholders, subject to the director’s continued service as a director through such vesting date.

This policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes our equity compensation plan information as of December 31, 2018. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options (a) (1)	Weighted-average exercise price of outstanding options (b) (2)	Number of shares of common stock remaining available for future issuance under equity compensation plans (excluding shares of common stock reflected in column (a))(c) (3)
Equity compensation plans approved by stockholders (1) (2)	4,004,422	$13.34	236,182
Equity compensation plans not approved by stockholders	—	—	—

Total	4,004,422		236,182

(1)

Columns (a) and (b) relate to options granted under the 2014 Plan and the 2004 Plan. Since the effectiveness of the 2014 Plan in January 2014, no further awards have been allowed to be granted under the 2004 Plan. The number of securities in column (c) relates only to the 2014 Plan.

(2)	The weighted average exercise price is calculated based solely on outstanding stock options, and does not take into account stock underlying restricted stock units, which have no exercise price.
(3)

The aggregate number of shares of common stock reserved for issuance under the 2014 Plan has automatically increased on January 1 of each year, beginning on January 1, 2015 and will continue to increase on January 1 of each year through and including January 1, 2024, by 3% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the Board. Accordingly, on January 1, 2019, the number of shares of common stock available for issuance under our 2014 Plan increased by 1,186,426 shares pursuant to this provision. This increase is not reflected in the table above.

2014 Equity Incentive Plan

The Board and our stockholders approved and adopted our 2014 Equity Incentive Plan, or the 2014 Plan, in January 2014. The 2014 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of equity compensation, or collectively, stock awards. Additionally, the 2014 Plan provides for the grant of performance cash awards. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, non-employee directors and consultants.

Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2014 Plan was 1,600,000 shares. Additionally, the number of shares of our common stock reserved for issuance under the 2014 Plan has automatically increased on January 1 of each year, beginning on January 1, 2015 and continuing through and including January 1, 2024, by 3% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the Board. On January 1, 2019, the aggregate number of shares of common stock that may be issued pursuant to stock awards under our 2014 Equity Incentive Plan automatically increased to 6,086,907. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2014 Plan is 30,000,000 shares.

2004 Stock Incentive Plan

The Board adopted, and our stockholders subsequently approved, the Cara Therapeutics 2004 Stock Incentive Plan, or the 2004 Plan, in September 2004. The 2004 Plan provides for the grant to our officers, directors, employees, consultants and advisors of incentive and nonqualified stock options to purchase our common stock, and also provides for the outright issuance of our common stock through restricted share awards. Since the effectiveness of the 2014 Plan in January 2014, no further awards have been allowed to be granted under the 2004 Plan.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions Policy and Procedures

In 2014, we adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any of our executive officers, directors, or more than 5% stockholders, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related Person Transactions

There were no transactions during the fiscal years ended December 31, 2018 or 2017 in which the Company has participated in which the amount exceeded or will exceed $120,000, and in which any of the Company’s directors, executive officers or holders of more than 5% of its capital stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Compensation of Named Executive Officers” and “Director Compensation.”

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Cara stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Cara. Direct your written request to Cara Therapeutics, Inc., Scott Terrillion, Corporate Secretary, 4 Stamford Plaza, 107 Elm Street, 9th Floor, Stamford, CT 06902, or you may call (203) 406-3700. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

SCOTT M. TERRILLION

Corporate Secretary

April 24, 2019

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2018 is available without charge upon written request to: Corporate Secretary, Cara Therapeutics, Inc., 4 Stamford Plaza, 107 Elm Street, 9th Floor, Stamford, CT 06902.

CARA THERAPEUTICS, INC.

4 STAMFORD PLAZA

107 ELM STREET, 9TH FLOOR

STAMFORD, CT 06902

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E74285-P23045	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARA THERAPEUTICS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1. Election of Directors
Nominees:
01) Jeffrey L. Ives, Ph.D.
02) Christopher Posner
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the registered public accounting firm for the fiscal year ending December 31, 2019.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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E74286-P23045

CARA THERAPEUTICS, INC.

Annual Meeting of Stockholders

June 4, 2019 11:00 AM EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Derek Chalmers, Ph.D., D.Sc. and Mani Mohindru, Ph.D., or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CARA THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM EDT on June 4, 2019 at Sheraton Stamford Hotel, 700 East Main Street, Stamford, Connecticut 06901, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side